CONSULTING AGREEMENT

This Consulting Agreement is made effective as of January 24, 2002, by and between 2dobiz.com, Inc., a Nevada corporation (the "Client"), and Robert Weidenbaum (the "Consultant"), having an address c/o Robscott Trading Inc, 1300 Coral Way Suite 310, Miami, Florida 33145.

Consultant is willing to assist Client in the identification of strategic business relations and opportunities based on his background and experience.

Client desires to have services provided by Consultant.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. During the Term (as defined herein), the Client hereby engages the Consultant, subject to the terms and conditions of this agreement, to provide advice, analysis and recommendations with respect to the following (the "Services"):

     A.   Short and long term strategic
          planning

     B.   Short and long term marketing

     C.   Meeting with/selecting qualified companies for joint business ventures

     D.   Recruitment/selection of key executives and staff

     E.   Identification/selection of board members

     Consultant shall devote to the performance of the Services such time and effort as Consultant deems necessary. This engagement is not exclusive and the Client may engage other consultants to perform any or more Services and Consultant may provide any Service to other claims.

2. COMPENSATION. In consideration of, and in full payment for, the Services, the Client hereby agrees to issue to the Consultant, subject to the provisions of this Section 2, five hundred thousand (500,000) shares of the Client's common stock, $.001 par value per share (the "Shares"); provided, however, that prior to issuance of the Shares, the Client will file with the Securities and Exchange Commission a registration statement on Form S-8 covering the Shares (the "Registration Statement"). Anything contained herein to the contrary notwithstanding, the parties hereby acknowledge and agree that the Consultant's obligation to perform hereunder is subject to, and conditioned upon: (i) the Consultant's receipt of the Client's most recent annual report and such other reports as filed under the Securities Exchange Act of 1934, as amended, and otherwise required to be delivered to the Consultant by the Company under Rule 428 promulgated by the Commission under the

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     Securities Act of 1933, as amended (the "428 Information"); (ii) the effectiveness of the Registration Statement; and (iii) delivery to the Consultant of stock certificates evidencing the Shares upon their issuance subsequent to the effectiveness of the Registration Statement. The Consultant shall have forty-eight (48) hours following receipt of the 428 Information during which to rescind this Agreement, rendering it null and void and without any obligations as to the parties hereto; provided, however, failure by the Consultant to respond within such 48 hour period shall be deemed an acceptance by the Consultant of this Agreement.

3. TERM/TERMINATION. This Agreement shall be effective for a period of (6) months from the effective date of the Registration Statement.

4. EXPENSE REIMBURSEMENT. Consultant shall not be entitled to reimbursement from Client for out of pocket expenses

5. SUPPORT SERVICES. Client will not provide support services, including office space and secretarial services, for the benefit of Consultant.

6. NEW PROJECT APPROVAL. Consultant and Client recognize that the Consultant's services will include working on various projects for Client. Consultant shall obtain the approval of Client prior to the commencement of any new project.

7. RELATIONSHIP OF PARTIES. The parties understand that the Consultant is an independent contractor with respect to Client and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation or any other employee benefit, for the benefit of the Consultant.

8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered in person or deposited in the United States mail, postage prepared, addressed as follows:

          If for the Consultant:

               Robert Weidenbaum
               Robscott Trading, Inc.
               1300 Coral Way
               Miami, Florida 33145

          If for the Client:

               2dobiz.com, Inc
               77 Airpark Drive
               Ronkonkoma, NY 11779


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     Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

9. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant and the Client are independent contractors and nothing contained in this Agreement shall be constructed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

10. INDEMNIFICATION. Client shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, and reasonable attorneys fees, court costs and expenses resulting or arising from any third-party claim, actions, proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Client.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions of this Agreement is invalid or enforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, constructed, and enforces as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be constructed as a waiver of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

                           [signature page to follow]


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     CLIENT:                                       CONSULTANT:

     Date: January 24, 2002                        Date: January 24, 2002

     2DoBiz.com, Inc.

     By: /s/ Joseph W. McDonnell                   /s/ Robert Weidenbaum
        --------------------------                 ------------------------
        Name:  Joseph W. McDonnell                 Robert Weidenbaum
        Title: President


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